As filed with the Securities and Exchange Commission on February 4, 2025

Registration No. 333-224916
Registration No. 333-265059

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-224916
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-265059
UNDER THE SECURITIES ACT OF 1933
__________________

ADAMS RESOURCES & ENERGY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	74-1753147
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Wortham Tower Building, 2727 Allen Parkway, 9th Floor
Houston, Texas 77019
(713) 881-3600
(Address, including zip code, of Registrant’s principal executive offices)
__________________
ADAMS RESOURCES & ENERGY, INC.
AMENDED AND RESTATED 2018 LONG-TERM INCENTIVE PLAN
(Full Title of the Plan)
__________________
Kevin J. Roycraft
Chief Executive Officer
Adams Resources & Energy, Inc.
Wortham Tower Building, 2727 Allen Parkway, 9th Floor
Houston, Texas 77019
(713) 881-3600
(Name, address, including zip code, and telephone number, including area code, of Registrant’s agent for service)
__________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐	Smaller reporting company
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Adams Resources & Energy, Inc. (the “Company”), which were previously filed with the U.S. Securities and Exchange Commission (the “SEC”), and are being filed by the Company to deregister any and all securities that remain unsold under the Registration Statements as of the date hereof:

•File No. 333-224916, filed with the SEC on May 14, 2018, pertaining to the registration of 150,000 shares of common stock, par value $0.10 per share, of the Company (the “Shares”) issuable under the Adams Resources & Energy, Inc. 2018 Long-Term Incentive Plan (the “2018 Plan”); and
•File No. 333-265059, filed with the SEC on May 18, 2022, pertaining to the registration of an additional 150,000 Shares issuable under the 2018 Plan,

in each case, plus such indeterminate number of Shares as may have been issuable to prevent dilution resulting from one or more stock splits, stock dividends, recapitalization or other similar transactions in accordance with Rule 416(a) of the Securities Act of 1933, as amended, and the terms of the 2018 Plan.

On November 11, 2024, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Tres Energy LLC, a Texas limited liability company (“Parent”), and ARE Acquisition Corporation, a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”). The Agreement contemplated that Merger Sub would merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”). As permitted under Section 11.06(b) of the Merger Agreement, Parent assigned its rights and obligations under the Merger Agreement to ARE Equity Corporation, a Texas corporation and an affiliate of Parent, and in connection with such assignment Merger Sub became a wholly owned subsidiary of ARE Equity Corporation. The Merger became effective as of February 4, 2025 (the “Effective Date”) as a result of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post–effective amendment, any securities registered under the Registration Statements which remain unsold at the termination of the offering, the Company hereby removes from registration any securities registered under the Registration Statements which remained unsold as of the Effective Date, if any. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Company pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas on February 4, 2025.

ADAMS RESOURCES & ENERGY, INC.

/s/ Kevin J. Roycraft
Kevin J. Roycraft
Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.

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